Exhibit 5.1

425 MARKET STREET SAN FRANCISCO CALIFORNIA 94105-2482 TELEPHONE: 415.268.7000 FACSIMILE: 415.268.7522 WWW.MOFO.COM	MORRISON FOERSTER LLP BEIJING, BERLIN, BRUSSELS, DENVER, HONG KONG, LONDON, LOS ANGELES, NEW YORK, NORTHERN VIRGINIA, PALO ALTO, SAN DIEGO, SAN FRANCISCO, SHANGHAI, SINGAPORE, TOKYO, WASHINGTON, D.C.

March 12, 2018

Elevate Credit, Inc.

4150 International Plaza, Suite 300

Fort Worth, Texas 76109

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel to Elevate Credit, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) an aggregate of up to 1,684,254 shares of the Company’s common stock, $0.0004 par value per share (“Common Stock”), subject to issuance under the Company’s 2016 Omnibus Incentive Plan (the “2016 Plan”); (ii) an aggregate of up to 421,655 shares of Common Stock subject to issuance under the Company’s 2016 Employee Stock Purchase Plan (the “ESPP”); and (iii) an aggregate of up to 67,204 shares of Common Stock subject to issuance under a Notice of Restricted Stock Unit Award and the related Restricted Stock Unit Agreement (together with the 2016 Plan and the ESPP, the “Plans”).

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the shares under the Plans (the “Shares”). In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon and subject to the foregoing, we are of the opinion that upon issuance, delivery and payment therefor in the manner contemplated by the terms of the Plans, the Shares will be validly issued, fully paid and nonassessable.

March 12, 2018

Page Two

We express no opinion as to the applicability of, compliance with, or effect of any laws, statutes, ordinances, rules, or regulations except the General Corporation Law of the State of Delaware as currently in effect.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name wherever appearing in the Registration Statement and any amendments thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Morrison & Foerster LLP